UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 10, 2012

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Cross Country Healthcare, Inc.
 (Exact name of registrant as specified in its charter)
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Delaware	0-33169	13-4066229
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6551 Park of Commerce Blvd., N.W., Boca Raton, FL 33487
(Address of Principal Executive Office) (Zip Code)

(561) 998-2232
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry into a Material Definitive Agreement.

On July 10, 2012, Cross Country Healthcare, Inc. (the “Company”) entered into a credit agreement, dated as of July 10, 2012 (the “New Credit Agreement”), by and among the Company, as borrower, a syndicate of lenders, Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender, Bank of America, N.A., as syndication agent, and U.S. Bank National Association, as documentation agent.  The New Credit Agreement provides for: (i) a five-year senior secured term loan facility in the aggregate principal amount of $25.0 million, and (ii) a five-year senior secured revolving credit facility in the aggregate principal amount of up to $50.0 million, which includes a $10.0 million subfacility for swingline loans, and a $20.0 million subfacility for standby letters of credit.  Swingline loans and letters of credit issued under the New Credit Agreement reduce available revolving credit commitments on a dollar-for-dollar basis.  Subject to certain conditions, the Company is permitted, at any time prior to the maturity date for the revolving credit facility, to increase the total revolving credit commitments in an aggregate principal amount of up to $25.0 million.  As of July 10, 2012, the Company borrowed $25.0 million under the term loan facility and $11.0 million under the revolving credit facility.

The proceeds of the term loan facility were used to finance the repayment of certain existing indebtedness of the Company and the payment of fees and expenses.  The proceeds of the revolving credit facility were used to finance the repayment of certain existing indebtedness of the Company and may also be used to provide ongoing working capital and for other general corporate purposes of the Company and its subsidiaries.  The interest rate spreads and fees under the New Credit Agreement fluctuate based on the consolidated total leverage ratio, as defined in the New Credit Agreement.

Under the New Credit Agreement, the Company is required to make certain mandatory prepayments of its outstanding term loans and revolving loans in connection with receipt by the Company or its subsidiaries of net proceeds from the sale of assets, insurance recoveries, the issuance of equity or securities, or the incurrence or issuance of other debt.  In addition, if the Company’s consolidated total leverage ratio (as defined in the New Credit Agreement) is greater than or equal to 1.50 to 1.00 in any fiscal year, the Company is required to make mandatory prepayments of 50% of its excess cash flow (if any) for that fiscal year.

The New Credit Agreement contains customary representations, warranties, and affirmative covenants. The New Credit Agreement also contains customary negative covenants, subject to negotiated exceptions, including with respect to (i) indebtedness, (ii) liens, (iii) investments, (iv) significant corporate changes, including mergers and acquisitions, (v) dispositions, (vi) dividend, distributions and other restricted payments, (vii) transactions with affiliates and (viii) restrictive agreements.  In addition, the Company is required to meet certain financial covenants, including a maximum total leverage ratio, a minimum fixed charge coverage ratio and a limit on aggregate capital expenditures in each fiscal year.  The New Credit Agreement also contains customary events of default, such as payment defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency, the occurrence of a defined change in control and the failure to observe covenants or conditions under the credit facility documents.

The Company’s obligations under the New Credit Agreement are guaranteed by certain of its domestic subsidiaries (the “Subsidiary Guarantors”).   As collateral security for their obligations under the New Credit Agreement and guarantees thereof, the Company and the Subsidiary Guarantors have granted to Wells Fargo Bank, National Association, as administrative agent, for the benefit of the lenders and certain other secured parties, a security interest in substantially all of their tangible and intangible assets.

The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the full terms and provisions of the New Credit Agreement, a copy of which is attached herewith as Exhibit 10.1.

Item 1.02                 Termination of a Material Definitive Agreement.

On July 10, 2012, the Company terminated its commitments under its credit agreement, dated as of November 10, 2005 and amended and restated as of September 9, 2008 (the “Existing Credit Agreement”), by and among the Company, as borrower and Wells Fargo National Association, as Administrative Agent, Swingline Lender, Issuing Lender and Lender, Bank of America, as Syndication Agent and Lender, Fifth Third Bank, U.S. Bank National Association, PNC Bank, National Association, SunTrust Bank, Union Bank of California, N.A., Sumitomo Mitsui Banking Corporation, and Siemens Financial Services, Inc., as Lenders.   The Company used the proceeds of certain borrowings under the New Credit Agreement to repay amounts outstanding under the Existing Credit Agreement.

Item 2.03                 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01                 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1
Credit Agreement dated as of July 10, 2012, by and among the Company, a syndicate of lenders (including Wells Fargo Bank, National Association), Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender, Bank of America, N.A., as Syndication Agent, and U.S. Bank National Association, as Documentation Agent*

*  * Certain exhibits and schedules to the Credit Agreement have been omitted and the Registrant agrees to furnish to the SEC a copy of any omitted schedules and exhibits upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CROSS COUNTRY HEALTHCARE, INC.

By:	/s/ Emil Hensel
Emil Hensel Chief Financial Officer

Dated:  July 13, 2012